Exhibit 4.5

ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

THIS ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT (this “Agreement”), dated as of [•], 2022, is entered into by and among Perfect Corp., a Cayman Islands exempted company (“Perfect”), Provident Acquisition Corp., a Cayman Islands exempted company (“PAQC”), and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”) and amends the Warrant Agreement (the “Existing Warrant Agreement”), dated as of January 7, 2021, by and between PAQC and the Warrant Agent, a copy of which is attached hereto as Annex A. Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Existing Warrant Agreement.

WHEREAS, as of the date hereof and pursuant to the Existing Warrant Agreement, PAQC issued (a) 11,500,000 Public Warrants, (b) 6,600,000 Private Placement Warrants to Sponsor and (c) 2,750,000 Forward Purchase Warrants pursuant to Forward Purchase Agreements;

WHEREAS, all of the Warrants are governed by the Existing Warrant Agreements;

WHEREAS, on March 3, 2022, Perfect, Beauty Corp., a Cayman Islands exempted company with limited liability and a wholly-owned direct subsidiary of Perfect (“Merger Sub 1”), Fashion Corp., a Cayman Islands exempted company with limited liability and a wholly-owned direct subsidiary of Perfect (“Merger Sub 2”) and PAQC entered into the Agreement and Plan of Merger (the “Business Combination Agreement”), pursuant to which, among other things, (a) Merger Sub 1 will merge with and into PAQC (the “First Merger”), with PAQC surviving the First Merger as a wholly-owned subsidiary of Perfect, and (b) immediately after the consummation of the First Merger, PAQC (as the surviving company of the First Merger) will merge with and into Merger Sub 2 (the “Second Merger” and together with the First Merger, the “Mergers”), with Merger Sub 2 surviving the Second Merger as a wholly-owned subsidiary of Perfect;

WHEREAS, the consummation of the transactions contemplated by the Business Combination Agreement, including the Mergers, will constitute a Business Combination as defined in the Existing Warrant Agreement;

WHEREAS, upon consummation of the First Merger, as provided in Section 4.4 of the Existing Warrant Agreement and Section 3.06(a) of the Business Combination Agreement, the Warrants will no longer be exercisable for Class A ordinary shares of PAQC, par value $0.0001 per share, but instead will be exercisable (subject to the terms and conditions of the Existing Warrant Agreement, as amended hereby) for Class A ordinary shares of Perfect, par value $0.10 per share (the “Perfect Class A ordinary shares”);

WHEREAS, in connection with the transactions contemplated by the Business Combination Agreement, PAQC desires to assign to Perfect, and Perfect desires to assume, all of PAQC’s rights, interests and obligations under the Existing Warrant Agreement; and

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that all parties to the Existing Warrant Agreement may amend the Existing Warrant Agreement without the consent of any Registered Holder for the purpose of adding or changing any provisions with respect to matters or questions arising under the Existing Warrant Agreement as parties thereof may deem necessary or desirable and that the parties thereof deem shall not adversely affect the interest of the Registered Holders.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the receipt and sufficiency of which is hereby acknowledged and intending to be legally bound, the parties hereto agree as follows:

1.             Assignment and Assumption; Consent.

1.1.          Assignment and Assumption. As of and with effect on and from the effective time of the First Merger (the “First Merger Effective Time”), PAQC hereby assigns to Perfect all of PAQC’s right, title and interest in and to the Existing Warrant Agreement; and Perfect hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of PAQC’s liabilities and obligations under the Existing Warrant Agreement arising on, from and after the First Merger Effective Time.

1.2.          Consent. The Warrant Agent hereby consents to (a) the assignment of the Existing Warrant Agreement by PAQC to Perfect and the assumption of the Existing Warrant Agreement by Perfect from PAQC, in each case pursuant to Section 1.1, and (b) the continuation of the Existing Warrant Agreement (as amended by this Agreement), in full force and effect from and after the First Merger Effective Time.

2.             Amendment of Existing Warrant Agreement. Effective as of the First Merger Effective Time, Perfect and the Warrant Agent hereby amend the Existing Warrant Agreement as provided in this Section 2, and acknowledge and agree that the amendments to the Existing Warrant Agreement set forth in this Section 2 (a) are necessary and desirable and do not adversely affect the rights of the Registered Holders under the Existing Warrant Agreement and (b) are to provide for the Alternative Issuance pursuant to Section 4.4 of the Existing Warrant Agreement (in connection with the First Merger and the other transactions contemplated by the Business Combination Agreement).

2.1.          References Change.

2.1.1.            “Agreement” or “Warrant Agreement”. Each reference to “this Agreement,” “Warrant Agreement,” “hereof,” “herein,” “hereunder,” “hereby” and each other similar reference contained in the Existing Warrant Agreement (including all exhibits thereto) shall, from and after the effectiveness of this Agreement, refer to the Existing Warrant Agreement as amended by this Agreement. Notwithstanding the foregoing, references to the date of the Existing Warrant Agreement and references in the Existing Warrant Agreement to “the date hereof,” “the date of this Agreement” and other similar references shall in all instances continue to refer to January 7, 2021.

2.1.2.            “Business Combination”. All references to “Business Combination” in the Existing Warrant Agreement (including all exhibits thereto) shall be references to the transactions contemplated by the Business Combination Agreement, and references to “the completion of the Business Combination” and all variations thereof in the Existing Warrant Agreement (including all exhibits thereto) shall be references to the Closing (as defined in the Business Combination Agreement).

2.1.3.            “Class A ordinary shares”. References to “Class A ordinary shares” in the Existing Warrant Agreement (including all exhibits thereto) shall be references to (a) prior to the First Merger Effective Time, Class A ordinary shares of PAQC, par value $0.0001 per share, and (b) from and after the First Merger Effective Time, Perfect Class A ordinary shares.

2.1.4.            “Company”. References to the “Company” in the Existing Warrant Agreement (including all exhibits thereto) shall be references to (a) prior to the First Merger Effective Time, PAQC, and (b) from and after the First Merger Effective Time, Perfect.

2.2.          Other Amendments.

2.2.1.            SEC Filings. The references to “annual report on Form 10-K” and “current report on Form 8-K” in subsection 3.3.5 of the Existing Warrant Agreement are hereby deleted and replaced with “annual report on Form 20-F” and “current report on Form 6-K”, respectively. The reference to “quarterly report on Form 10-Q” in subsection 3.3.5 of the Existing Warrant Agreement is hereby deleted. The reference to “Current Report on Form 8-K” in Section 4.4 of the Existing Warrant Agreement is hereby deleted and replaced with “current report on Form 6-K”.

2.2.2.            Correction of Typographical Errors.

(a)            Section 6.1 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“Redemption of Warrants When the Price per Class A Ordinary Share Equals or Exceeds $18.00. Subject to Section 6.5 hereof, not less than all of the outstanding Warrants may be redeemed, at the option of the Company, at any time while they are exercisable and prior to their expiration, at the office of the Warrant Agent, upon notice to the Registered Holders of the Warrants, as described in Section 6.3 below, at a Redemption Price (as defined below) of $0.01 per Warrant, provided that the Reference Value (as defined below) has been at least $18.00 per share (subject to adjustment in compliance with Section 4 hereof) and provided that there is an effective registration statement covering the Class A ordinary shares issuable upon exercise of the Warrants, and a current prospectus relating thereto, available throughout the 30-day Redemption Period (as defined in Section 6.2 below).”

(b)            Section 6.3 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“Date Fixed for, and Notice of, Redemption. In the event that the Company elects to redeem all of the Warrants pursuant to Section 6.1 or Section 6.2, the Company shall fix a date for the redemption (the “Redemption Date”). Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than thirty (30) days prior to the Redemption Date (the “30-day Redemption Period”) to the Registered Holders of the Public Warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Registered Holder received such notice. As used in this Agreement, (a) “Redemption Price” shall mean the price per Warrant at which any Warrants are redeemed pursuant to Sections 6.1 or 6.2 and (b) “Reference Value” shall mean the last reported sales price of the Class A ordinary shares for any twenty (20) trading days within the thirty (30) trading-day period ending on the third trading day prior to the date on which notice of the redemption is given.”

2.2.3.            Company’s Officers. The reference to “the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Secretary or other principal officer of the Company” in subsection 2.3.1 of the Existing Warrant Agreement is hereby deleted and replaced with “the Chairman of the Board or Chief Executive Officer”. The reference to “the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Secretary or Chairman of the Board of the Company” in subsection 8.4.1 of the Existing Warrant Agreement is hereby deleted and replaced with “the Chairman of the Board or Chief Executive Officer”.

2.2.4.            Notices. Section 9.2 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

Perfect Corp.
14F, No 98, Minchuan Road
Shindian District, New Taipei City 231, Taiwan

Attention: Alice Chang

Email: Alice@PerfectCorp.com

With a copy to:

Sullivan & Cromwell (Hong Kong) LLP
20th Floor, Alexandra House
18 Chater Road, Central, Hong Kong

Attention: Ching-Yang Lin

Email: linc@sullcrom.com

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Continental Stock Transfer & Trust Company
One State Street, 30th Floor
New York, New York 10004
Attention: Compliance Department”

2.2.5.            Exhibit B. Exhibit B (Form of Warrant Certificate) annexed to the Existing Warrant Agreement is hereby deleted and replaced with Exhibit A annexed to this Agreement.

3.             Miscellaneous Provisions.

3.1.          Effectiveness of the Agreement. Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be expressly subject to the occurrence of the First Merger and the immediate subsequent occurrence of the Closing (as defined in the Business Combination Agreement) and shall automatically be terminated and shall be null and void if the Business Combination Agreement shall be terminated for any reason.

3.2.          Successors. All the covenants and provisions of this Agreement by or for the benefit of Perfect, PAQC or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

3.3.          Applicable Law. The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. Perfect hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Perfect hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

3.4.          Appointment of Agent for Service of Process. Perfect will at all times have an authorized agent in the City of New York to receive on its behalf service of any and all process, notices or other documents that may be served in any suit, action or proceeding arising out of or relating to the Warrants, the Existing Warrant Agreement or this Agreement. Service of process upon such agent shall to the fullest extent permitted by applicable law be deemed in every respect effective service of process upon Perfect, in any such suit, action or proceeding. Perfect hereby appoints Cogency Global Inc. as its agent for such purpose, and covenants and agrees that all service of process in any suit, action or proceeding may be made upon it at the office of such agent at 122 East 42nd Street, 18th Floor, New York, NY 10168. Notwithstanding the foregoing, Perfect may, with prior written notice to the Warrant Agent, terminate the appointment of Cogency Global Inc. and appoint another agent for the above purposes so that Perfect shall at all times have an agent for the above purposes in the City of New York. Perfect hereby agrees to take any and all action as may be necessary to maintain the designation and appointment of such agent in full force and effect until the sixth anniversary of the later of (a) the date on which the last outstanding Warrant is exercised and (b) the last occurring Expiration Date.

3.5.          Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Delivery of this Agreement by one party to the other may be made by facsimile, electronic mail (including any electronic signature complying with the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301-309), as amended from time to time, or other applicable law) or other transmission method, and the parties hereto agree that any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

3.6.          Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

3.7.          Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

PERFECT CORP.

By:
Name: Alice H. Chang
Title: Chief Executive Officer

[Signature Page to Assignment, Assumption and Amendment Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

PROVIDENT ACQUISITION CORP.

By:
Name: Michael Aw
Title: Chief Executive Officer

[Signature Page to Assignment, Assumption and Amendment Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:
Name: Steven Vacante
Title: Vice President

[Signature Page to Assignment, Assumption and Amendment Agreement]

EXHIBIT A

[Form of Warrant Certificate]

[FACE]

Number

WARRANTS
THIS WARRANT SHALL BE VOID IF NOT EXERCISED PRIOR TO
THE EXPIRATION OF THE EXERCISE PERIOD PROVIDED FOR
IN THE WARRANT AGREEMENT DESCRIBED BELOW
PERFECT CORP.
Incorporated Under the Laws of the Cayman Islands

CUSIP G7006A117

Warrant Certificate

This Warrant Certificate certifies that ,                         or registered assigns, is the registered holder of warrant(s) evidenced hereby (the “Warrants” and each, a “Warrant”) to purchase Class A ordinary shares, $0.10 par value (“Perfect Class A ordinary shares”), of Perfect Corp., a Cayman Islands exempted company with limited liability (the “Company”). Each Warrant entitles the holder, upon exercise during the period set forth in the Warrant Agreement referred to below, to receive from the Company that number of fully paid and non-assessable Perfect Class A ordinary shares as set forth below, at the exercise price (the “Exercise Price”) as determined pursuant to the Warrant Agreement, payable in lawful money (or through “cashless exercise” as provided for in the Warrant Agreement) of the United States of America upon surrender of this Warrant Certificate and payment of the Exercise Price at the office or agency of the Warrant Agent referred to below, subject to the conditions set forth herein and in the Warrant Agreement. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Each whole Warrant is initially exercisable for one fully paid and non-assessable Perfect Class A ordinary share. No fractional shares will be issued upon exercise of any Warrant. If, upon the exercise of Warrants, a holder would be entitled to receive a fractional interest in a Perfect Class A ordinary share, the Company will, upon exercise, round down to the nearest whole number the number of Perfect Class A ordinary shares to be issued to the Warrant holder. The number of Perfect Class A ordinary shares issuable upon exercise of the Warrants is subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement.

The initial Exercise Price per one Perfect Class A ordinary share for any Warrant is equal to $11.50 per share. The Exercise Price is subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement.

Subject to the conditions set forth in the Warrant Agreement, the Warrants may be exercised only during the Exercise Period and to the extent not exercised by the end of such Exercise Period, such Warrants shall become void.

Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement.

This Warrant Certificate shall be governed by and construed in accordance with the internal laws of the State of New York.

PERFECT CORP.

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, AS WARRANT AGENT

By:
Name:
Title:

[Signature Page to Assignment, Assumption and Amendment Agreement]

[Form of Warrant Certificate]

[Reverse]

The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants entitling the holder on exercise to receive Perfect Class A ordinary shares and are issued or to be issued pursuant to the warrant agreement by and between Provident Acquisition Corp. (“PAQC”) and the Warrant Agent (as defined below), dated January 7, 2021, as amended by the Assignment, Assumption and Amendment Agreement, dated as of [●], 2022 (the “Warrant Agreement”), duly executed by and among the Company, PAQC and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “holders” or “holder” meaning the Registered Holders or Registered Holder, respectively) of the Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Warrants may be exercised at any time during the Exercise Period set forth in the Warrant Agreement. The holder of Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of election to purchase set forth hereon properly completed and executed, together with payment of the Exercise Price as specified in the Warrant Agreement (or through “cashless exercise” as provided for in the Warrant Agreement) at the principal corporate trust office of the Warrant Agent. In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the holder hereof or his, her or its assignee, a new Warrant Certificate evidencing the number of Warrants not exercised.

Notwithstanding anything else in this Warrant Certificate or the Warrant Agreement, no Warrant may be exercised unless at the time of exercise (i) a registration statement covering the issuance of the Perfect Class A ordinary shares to be issued upon exercise is effective under the Securities Act and (ii) a prospectus thereunder relating to the Perfect Class A ordinary shares is current, except through “cashless exercise” as provided for in the Warrant Agreement.

The Warrant Agreement provides that upon the occurrence of certain events the number of Perfect Class A ordinary shares issuable upon exercise of the Warrants set forth on the face hereof may, subject to certain conditions, be adjusted. If, upon exercise of a Warrant, the holder thereof would be entitled to receive a fractional interest in a Perfect Class A ordinary share, the Company shall, upon exercise, round down to the nearest whole number of Perfect Class A ordinary shares to be issued to the holder of the Warrant.

Warrant Certificates, when surrendered at the principal corporate trust office of the Warrant Agent by the Registered Holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

Upon due presentation for registration of transfer of this Warrant Certificate at the office of the Warrant Agent a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.

The Company and the Warrant Agent may deem and treat the Registered Holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a shareholder of the Company.

Election to Purchase

(To Be Executed Upon Exercise of Warrant)

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive Class A ordinary shares and herewith tenders payment for such Perfect Class A ordinary shares to the order of Perfect Corp. (the “Company”) in the amount of $[•] in accordance with the terms hereof. The undersigned requests that a certificate for such Perfect Class A ordinary shares be registered in the name of [•], whose address is [•] and that such Perfect Class A ordinary shares be delivered to [•] whose address is [•]. If said number of Perfect Class A ordinary shares is less than all of the Perfect Class A ordinary shares purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such Perfect Class A ordinary shares be registered in the name of [•], whose address is [•] and that such Warrant Certificate be delivered to [•], whose address is [•].

In the event that the Warrant is a Private Placement Warrant that is to be exercised on a “cashless” basis pursuant to the Warrant Agreement, the number of Perfect Class A ordinary shares that this Warrant is exercisable for shall be determined in accordance with the Warrant Agreement.

In the event that the Warrant may be exercised, to the extent allowed by the Warrant Agreement, through cashless exercise (i) the number of Perfect Class A ordinary shares that this Warrant is exercisable for would be determined in accordance with the relevant section of the Warrant Agreement which allows for such cashless exercise and (ii) the holder hereof shall complete the following: The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, through the cashless exercise provisions of the Warrant Agreement, to receive Perfect Class A ordinary shares. If said number of shares is less than all of the Perfect Class A ordinary shares purchasable hereunder (after giving effect to the cashless exercise), the undersigned requests that a new Warrant Certificate representing the remaining balance of such Perfect Class A ordinary shares be registered in the name of [•], whose address is [•] and that such Warrant Certificate be delivered to [•], whose address is [•].

[Signature Page Follows]

Date:          , 20

(Signature)

(Address)

(Tax Identification Number)

Signature Guaranteed:

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15 (OR ANY SUCCESSOR RULE) UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED).

ANNEX A

EXISTING WARRANT AGREEMENT